Exhibit 99.1

CARDIOVASCULAR SYSTEMS REPORTS PRELIMINARY
FISCAL FIRST-QUARTER FINANCIAL RESULTS

Conference Call Scheduled for Today, Oct. 7, 2015, at 3:45 PM CT (4:45 PM ET)

•	Revenue is approximately $43.9 million, up 11 percent over prior-year’s first quarter, excluding Asahi guide wire sales in the prior period, but below guidance range

•	Net loss is expected to be from $(0.41) to $(0.43) per common share

St. Paul, Minn. – Oct. 7, 2015 – Cardiovascular Systems, Inc. (CSI) (NASDAQ: CSII) today reported preliminary results for its fiscal 2016 first quarter ended September 30, 2015.

The company expects fiscal first-quarter revenues of approximately $43.9 million, an 11 percent increase from $39.5 million in the first quarter of fiscal 2015, excluding $1.9 million from the sale of Asahi guide wires in the prior year period. The fiscal 2016 first quarter net loss is anticipated to be in the range of $(13.1) million to $(13.9) million, or $(0.41) to $(0.43) per common share, compared to a net loss of $(8.2) million, or $(0.26) per common share, in the fiscal 2015 first quarter. CSI’s fiscal 2016 first-quarter results are preliminary and may change as the company completes its customary close procedures and independent auditor review.

David L. Martin, CSI’s President and Chief Executive Officer, said, “We continued to make progress on our sales optimization strategy to significantly expand our sales organization, while cross training representatives to sell both peripheral and coronary applications. However, as our recent results suggest, some aspects of the transition have been challenging. After a thorough review, we believe we have taken the right steps to address the immediate challenges and continue to expect the vast majority of the optimization effort to be completed by the third quarter of this fiscal year.”

Concluded Martin, “We see no change in our multi-billion market opportunity, or our potential to address it. Our unique orbital atherectomy technology is groundbreaking, addressing the large population of underserved patients with calcified artery disease. We believe our sales optimization strategy, including a large focused sales force, is the ideal approach to capitalize on this opportunity and drive attractive double digit revenue growth and profitability in the future.”

CSI will provide final first-quarter results and fiscal 2016 second-quarter guidance at a future date during its customary earnings release and conference call for the first quarter.

Conference Call Today at 3:45 p.m. CT (4:45 p.m. ET)
Cardiovascular Systems, Inc. will host a live conference call and webcast to discuss this announcement today, Oct. 7, 2015, at 3:45 p.m. CT (4:45 p.m. ET). To access the call, dial (877) 201-0168 and enter the access number 55778560. Please dial in at least 10 minutes prior to the call. To listen to the live webcast, go to the investor section of the company’s website, www.csi360.com, and click on the webcast icon.

For an audio replay of the conference call, dial (855) 859-2056 and enter 55778560. The audio replay will be available beginning at 6:45 p.m. CT on Wednesday, Oct. 7, 2015, through 10:59 p.m. CT on Wednesday, Oct. 14, 2015.

About Peripheral Artery Disease (PAD)
As many as 18 million Americans, most over age 65, suffer from PAD, which is caused by the accumulation of plaque in peripheral arteries (commonly the pelvis or leg) reducing blood flow. Symptoms include leg pain when walking or at rest. Left untreated, PAD can lead to severe pain, immobility, non-healing wounds and eventually limb amputation. With risk factors such as diabetes and obesity on the rise, the prevalence of PAD is growing at double-digit rates.

Millions of patients with PAD may benefit from treatment with orbital atherectomy utilizing the Stealth 360 and Diamondback 360 Peripheral Orbital Atherectomy Systems, minimally invasive catheter systems developed and manufactured by CSI. These systems use a diamond-coated crown, attached to an orbiting shaft, which sands away plaque while preserving healthy vessel tissue — a critical factor in preventing reoccurrences. Balloon angioplasty and stents have significant shortcomings in treating hard, calcified lesions. Stents are prone to fractures and high recurrence rates, and treatment of hard, calcified lesions often leads to vessel damage and suboptimal results.

About Coronary Artery Disease (CAD)
CAD is a life-threatening condition and a leading cause of death in men and women in the United States. CAD occurs when a fatty material called plaque builds up on the walls of arteries that supply blood to the heart. The plaque buildup causes the arteries to harden and narrow (atherosclerosis), reducing blood flow. The risk of CAD increases if a person has one or more of the following: high blood pressure, abnormal cholesterol levels, diabetes, or family history of early heart disease. According to the American Heart Association, 16.3 million people in the United States have been diagnosed with CAD, the most common form of heart disease. Heart disease claims more than 600,000 lives in the United States each year. According to estimates, significant arterial calcium is present in nearly 40 percent of patients undergoing a percutaneous coronary intervention (PCI). Significant calcium contributes to poor outcomes and higher treatment costs in coronary interventions when traditional therapies are used, including a significantly higher occurrence of death and major adverse cardiac events (MACE).

About Cardiovascular Systems, Inc.
Cardiovascular Systems, Inc., based in St. Paul, Minn., is a medical device company focused on developing and commercializing innovative solutions for treating vascular and coronary disease. The company’s Orbital Atherectomy Systems treat calcified and fibrotic plaque in arterial vessels throughout the leg and heart in a few minutes of treatment time, and address many of the limitations associated with existing surgical, catheter and pharmacological treatment alternatives. The U.S. FDA granted 510(k) clearance for the use of the Diamondback Orbital Atherectomy System in peripheral arteries in August 2007. In October 2013, the company received FDA approval for the use of the Diamondback Orbital Atherectomy System in coronary arteries. To date, over 220,000 of CSI’s devices have been sold to leading institutions across the United States. For more information, visit the company’s website at www.csi360.com.

Safe Harbor
Certain statements in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are provided under the protection of the safe harbor for forward-looking statements provided by that Act. For example, statements in this press release regarding (i) preliminary financial results; (ii) CSI’s belief that it has taken the right steps to address its immediate challenges; (iii) CSI’s expectation that the vast majority of the sales optimization effort will be completed by the third quarter of this fiscal year; (iv) CSI’s multi-billion market opportunity and CSI’s potential to address it; and (v) CSI’s belief that its sales optimization strategy, including a large focused sales force, is the right approach to capitalize on this opportunity and drive attractive double digit revenue growth and profitability in the future, are forward-looking statements. These statements involve risks and uncertainties that could cause results to differ materially from those projected, including, but not limited to, the finalization of the quarter close process; our ability to manage employee turnover, growth and training; dependence on market growth; the reluctance of physicians, hospitals and other organizations to accept new products; the experience of physicians regarding the effectiveness and reliability of CSI’s products; actual clinical trial and study results; the impact of competitive products and pricing; the difficulty to successfully manage operating costs; fluctuations in quarterly results; regulatory developments in the U.S. and foreign countries; FDA and international regulatory clearances and approvals; approval of our products for distribution in foreign countries; approval of products for reimbursement and the level of reimbursement; general economic conditions; and other factors detailed from time to time in CSI’s SEC reports, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. CSI encourages you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, CSI's actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and CSI undertakes no obligation to update them to reflect subsequent events or circumstances.

Contacts:

Cardiovascular Systems, Inc. Jack Nielsen (651) 202-4919 j.nielsen@csi360.com	PadillaCRT Matt Sullivan (612) 455-1709 matt.sullivan@padillacrt.com